Exhibit 99.1

For Immediate Release

The Coast Distribution System named as a Preferred Supplier

to the Priority RV Dealer Network

MORGAN HILL, Calif., Jan. 20, 2015 – The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today announced that the Priority RV Network designated Coast as one of the preferred suppliers of after-market parts and accessories to the Priority Network of RV dealers.

The Priority RV Network is the largest selling RV dealer group in the United States. The network is comprised of independently-owned RV dealers that currently own and operate 101 RV dealerships nationwide. Those dealerships sell new and pre-owned RVs and operate Priority RV parts stores at which the dealers sell after-market parts and accessories to RV owners and other retail customers.

As one of the preferred suppliers, Coast will be selling RV after-market parts and accessories to Priority RV Network dealers from all 13 of Coast’s warehouse and distribution centers in the United States. In addition, Coast will be developing exclusive merchandising programs designed to enhance its visibility and increase its sales to Priority RV Network dealers.

“We’re very pleased to partner with Coast in the strategically important parts and accessories category,” stated Michael Peay, President of Priority RV Network. “Priority RV parts stores have a primary goal of providing our customers with the best value and broadest selection of products to enhance their RV lifestyle.”

“At Coast, we are very excited about the opportunity to be a preferred supplier to the largest RV dealer and service network in the United States,” stated Jim Musbach, President and CEO of Coast. “Priority member dealers are among the best in the business, and we’re looking forward to working with them to increase their parts and accessory business.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 13 distribution centers located in the United States and 4 distribution centers in Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol “CRV”.

Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

Or

Renee Ketels

Lambert, Edwards & Associates

616-233-0500 / rketels@lambert-edwards.com